UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE CHARLES SCHWAB CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-3025021
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3000 Schwab Way

Westlake, TX 76262

(Address of Principal Executive Offices)

Amended and Restated Forge Global Holdings, Inc. 2025 Inducement Plan

Forge Global Holdings, Inc. 2022 Stock Option and Incentive Plan

(Full title of the plan)

Mike Verdeschi

Managing Director and Chief Financial Officer

The Charles Schwab Corporation

3000 Schwab Way

Westlake, TX 76262

Telephone: (817) 859-5000

(Name and address of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

As previously disclosed, on November 5, 2025, The Charles Schwab Corporation (“Schwab” or the “Registrant”), Ember-Falcon Merger Sub,’ Inc., a wholly owned subsidiary of the Registrant (“Merger Sub”) and Forge Global Holdings, Inc. (“Forge”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub merged with and into Forge (the “Merger”), with Forge surviving the Merger as the surviving corporation (the effective time of the Merger, the “Effective Time”).

This Form S-8 (this “Registration Statement”) is being filed by Schwab to register up to 781,358 shares of common stock, par value $0.01 per share, of Schwab (“Common Stock”), including:

(a)

122,356 shares of Common Stock which may be issuable upon the vesting or settlement of restricted stock unit awards or performance stock unit awards granted under the Amended and Restated Forge Global Holdings, Inc. 2025 Inducement Plan (the “2025 Plan”) which were converted into corresponding equity awards of Schwab in connection with the Merger, and

(b)

659,002 shares of Common Stock which may be issuable upon the vesting or settlement of restricted stock unit awards or performance stock unit awards granted under the Forge Global Holdings, Inc. 2022 Stock Option and Incentive Plan (the “2022 Plan” and together with the 2025 Plan, the “Forge Plans”), which were converted into corresponding equity awards of Schwab in connection with the Merger (such converted awards together with the converted awards described in clause (a), the “Assumed Awards”).

This Registration Statement registers 781,358 shares of Common Stock which may be issuable pursuant to the Assumed Awards.

The Assumed Awards are subject to the same terms and conditions that were applicable to the corresponding awards granted under the Forge Plans, except that (i) such awards relate to shares of Common Stock, (ii) the number of shares of Common Stock subject to each such award is the result of an adjustment based upon the equity award exchange ratio pursuant to the Merger Agreement, (iii) with respect to performance stock unit awards under the Forge Plans, the level of achievement of the applicable performance goals was determined at the Effective Time pursuant to the Merger Agreement and (iv) the vesting of Assumed Awards that are restricted stock unit awards and performance stock unit awards will be accelerated upon a severance-qualifying termination by Schwab of the employment of the applicable holder during the 12-month period commencing on the date Closing Date (as defined in the Merger Agreement). At the Effective Time, the Registrant also assumed the Forge Plans.

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization, or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2. Plan Information; Registrant Information and Employee Plan Annual Information.

The documents containing information specified in Part I will be delivered in accordance with this Registration Statement and Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are incorporated into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Commission on February 25, 2026.

(b) The Registrant’s Current Report on Form 8-K filed on January 29, 2026 (excluding any portions thereof which are deemed “furnished” rather than filed with the Commission).

(c) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report.

Notwithstanding the foregoing, the Registrant is not incorporating any document or information deemed to have been furnished and not filed in accordance with the SEC’s rules.

All reports or other documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any documents, exhibits, or other information that is deemed to be furnished and not filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (“DGCL”), a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. The indemnification provisions of the DGCL require indemnification of a director or officer who has been successful on the merits in defense of any action, suit or proceeding that he was a party to by virtue of the fact that he is or was a director or officer of the corporation.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against the person, and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Article 8 of Registrant’s certificate of incorporation provides that, pursuant to Delaware law, none of the Registrant’s directors shall be personally liable to the Registrant or the Registrant’s stockholders for monetary damages for breach of fiduciary duty as a director, with specific exceptions. The exceptions relate to (1) any breach of a director’s duty of loyalty to the Registrant or Registrant’s stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) approval by a director of certain unlawful dividend payments, distributions or stock redemptions or repurchases or (4) engaging in a transaction from which a director derives an improper personal benefit. Among the types of breaches for which directors will not be liable are those resulting from negligent or grossly negligent behavior.

The Registrant’s bylaws also provide for the indemnification of both the Registrant’s directors and officers within the limitations permitted by Delaware law and the Registrant has entered into indemnification agreements with the Registrant’s directors which provide that the Registrant will indemnify the directors to the fullest extent authorized by law.

The Registrant has obtained directors’ and officers’ liability and corporate reimbursement insurance covering all of the Registrant’s officers and directors and those of the Registrant’s subsidiaries and providing for the reimbursement of amounts paid by the Registrant or the Registrant’s subsidiaries to directors and officers pursuant to indemnification arrangements, subject to certain deductibles and coinsurance provisions.

The foregoing summaries are necessarily subject to the complete text of the statute, the registrant’s certificate of incorporation and bylaws, as amended to date, and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Fifth Restated Certificate of Incorporation of the Registrant (incorporated by reference herein to Exhibit 3.11 of the Registrant’s Annual Report on Form 10-K filed with the SEC on February 23, 2017).

4.2	Amendment to Fifth Restated Certificate of Incorporation of the Registrant (incorporated by reference herein to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on October 6, 2020).

4.3	Amended and Restated Bylaws of the Registrant, effective January 26, 2023 (incorporated by reference herein to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on January 31, 2023).

5.1	Opinion of Wachtell, Lipton, Rosen & Katz as to the validity of the securities being registered.*

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of Wachtell, Lipton, Rosen & Katz (included as part of its opinion filed as Exhibit 5.1).*

24.1	Powers of Attorney of Directors and Officers of The Charles Schwab Corporation (included in the signature page to this Registration Statement).

99.1	Amended and Restated Forge Global Holdings, Inc. 2025 Inducement Plan.*

99.2	Forge Global Holdings, Inc. 2022 Stock Option and Incentive Plan.*

107	Filing Fee Table.*

*	Filed herewith.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake, State of Texas, on this 2nd day of March 2026.

THE CHARLES SCHWAB CORPORATION

By:	/s/ Richard A. Wurster
	Name:	Richard A. Wurster
	Title:	President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Charles R. Schwab, Walter W. Bettinger II and Richard A. Wurster his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments, as fully to all intents and purposes as he might or could do in person, and does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 2nd day of March 2026 by the following persons in the capacities indicated.

Name and Signature	Title

/s/ Walter W. Bettinger II Walter W. Bettinger II	Co-Chairman of the Board

/s/ Charles R. Schwab Charles R. Schwab	Co-Chairman of the Board

/s/ Richard A. Wurster Richard A. Wurster	Director, President and Chief Executive Officer (principal executive officer)

/s/ John K. Adams, Jr. John K. Adams, Jr.	Director

/s/ Marianne C. Brown Marianne C. Brown	Director

/s/ Joan T. Dea Joan T. Dea	Director

/s/ Christopher V. Dodds Christopher V. Dodds	Director

/s/ Stephen A. Ellis Stephen A. Ellis	Director

/s/ Frank C. Herringer Frank C. Herringer	Director

/s/ Gerri K. Martin-Flickinger Gerri K. Martin-Flickinger	Director

/s/ Charles A. Ruffel Charles A. Ruffel	Director

/s/ Arun Sarin Arun Sarin	Director

/s/ Carolyn Schwab-Pomerantz Carolyn Schwab-Pomerantz	Director

/s/ Paula A. Sneed Paula A. Sneed	Director

/s/ Michael D. Verdeschi Michael D. Verdeschi	Managing Director and Chief Financial Officer (principal financial and accounting officer)